Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS FIRST QUARTER 2022 RESULTS
Company reports revenues of $176 million, operating income of $1.0 million, net income of $2.5 million, and EBITDA of $11.4 million; Completes U.S. bank facility amendment

THE WOODLANDS, TX – May 3, 2022 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its first quarter ended March 31, 2022. Total revenues for the first quarter of 2022 were $176.4 million compared to $179.6 million for the fourth quarter of 2021 and $141.2 million for the first quarter of 2021. Net income for the first quarter of 2022 was $2.5 million, or $0.03 per diluted share, compared to a net loss of $3.7 million, or ($0.04) per share, for the fourth quarter of 2021, and a net loss of $5.4 million, or ($0.06) per share, for the first quarter of 2021. The first quarter 2022 results include the impact of the following:
•As a result of the restructuring of certain subsidiary legal entities within Europe, the provision for income taxes includes an income tax benefit of $3.1 million as the undistributed earnings for an international subsidiary are no longer subject to certain taxes upon future distribution; and
•An operating loss of $0.9 million and EBITDA loss of $0.6 million for the Industrial Blending business. As previously announced, the Company shut down the Industrial Blending operations in March 2022 and is divesting of the assets, which is reported within the Industrial Solutions segment.
Combined, the above items provided a $0.03 net benefit to earnings per diluted share for the first quarter of 2022.
Matthew Lanigan, Newpark’s President and Chief Executive Officer, stated, “We are very encouraged by our performance in the first quarter, which reflects improving market fundamentals across both of our business segments, as well as the impact from our continued execution on our key strategic priorities. Consolidated revenues decreased 2% sequentially to $176 million in the first quarter, reflecting the anticipated seasonal pullback in Industrial Solutions product sales, largely offset by strong growth in the Fluids Systems segment. Despite the modest pullback in revenues, the first quarter consolidated operating income and EBITDA represent our strongest quarterly result since the third quarter of 2019.
“The Industrial Solutions segment revenues declined 31% sequentially to $35 million in the first quarter, reflecting an $18 million sequential decline from the anticipated seasonal pullback in product sales following the year-end strength in the utilities sector, which was further impacted by the shipment of some Q1 orders shifting into April. The decline from product sales was somewhat offset by an 8% sequential improvement in rental and service revenues, including 17% sequential growth from the targeted utilities and industrial end-markets, which benefitted from our previously announced fourth quarter acquisition in the Northeast and the start-up of large-scale projects in the South. The Industrial Solutions segment delivered $5.5 million of operating income and $11.2 million of EBITDA in the first quarter, which includes a $0.9 million operating loss and $0.6 million EBITDA loss associated with the Industrial Blending operation.”
Lanigan continued, “The Fluids Systems segment revenues improved 10% sequentially, driven by broad-based growth across several key markets. In North America, revenues improved by 13% sequentially to $93 million, including 10% growth from U.S. land and 34% from Canada. These improvements were partially offset by a modest revenue decline in the Gulf of Mexico, driven by further project delays. International revenues improved 6% sequentially to $48 million in the first quarter, driven primarily by higher activity in Europe and Africa. Despite absorbing an increasing headwind from raw material cost inflation on certain long-term international contracts for which customer pricing is fixed, the Fluids Systems segment operating income improved to $3.4 million, delivering $7.4 million of EBITDA, reflecting the impact of the stronger revenues along with pricing and cost actions in North America. Corporate office expenses also declined by $1.5 million sequentially to $7.9 million in the first quarter, though the first quarter included $0.7 million of legal and professional expenses associated with shareholder, acquisition and divestiture matters.
“Regarding cash flows, operating activities provided cash of $3 million in the first quarter, including $5 million of cash used to fund an increase in net working capital. Although receivable DSO’s improved sequentially, activity-driven increases in inventories used $15 million of cash, including international Fluids Systems purchases in preparation for projects scheduled to begin in the second quarter, as well as the delayed timing of Industrial Solutions product sales. Inventories were further impacted by cost inflation and elevated contingency stocks being carried in response to the ongoing supply chain uncertainty,” added Lanigan. “Looking ahead, we expect positive net income generation in the second quarter, benefitting primarily from sequential growth in Industrial Solutions revenues and profitability, combined with lower corporate office expenses. We expect the improving market outlook across all facets of the energy sector, along with our ongoing portfolio actions to strengthen our Fluids Systems business, will provide a foundation for sustainable free cash flow generation going forward.”
U.S. Asset-Based Loan Facility Amendment
The Company recently completed an amendment to its outstanding U.S. asset-based revolving credit agreement that was scheduled to mature in March 2024. The amended and restated $175 million asset-based loan facility (the "Amended ABL Facility") has a five-year term, expiring May 2027, and includes the following changes to the previous ABL facility:
•Expands facility borrowing capacity associated with the Industrial Solutions rental mat fleet;
•Replaces LIBOR-based pricing grid with a BSBY-based pricing grid set at BSBY, plus 150 to 200 basis points; and
•Incorporates a sustainability-linked framework, with targets to be established based on agreed-upon sustainability metrics.
The total availability under the Amended ABL Facility is currently $133.5 million. The bank group includes Bank of America, N.A. (Administrative Agent, Joint Lead Arranger, Joint Book Manager, and Syndication Agent), JPMorganChase Bank, N.A. (Joint Lead Arranger, Joint Book Manager, and Documentation Agent), and First Horizon Bank.

Segment Results
The Industrial Solutions segment generated revenues of $35.4 million for the first quarter of 2022 compared to $51.7 million for the fourth quarter of 2021 and $53.3 million for the first quarter of 2021. Segment operating income was $5.5 million for the first quarter of 2022 compared to operating income of $8.4 million for the fourth quarter of 2021 and $13.1 million for the first quarter of 2021. Industrial Solutions operating income for the first quarter of 2022 includes a loss of $0.9 million for the Industrial Blending business that we shut down in March 2022. Industrial Solutions operating income for the fourth quarter of 2021 included $0.9 million of incremental pre-tax expenses related to a multi-year sales tax audit and insurance reserves.
The Fluids Systems segment generated revenues of $141.0 million for the first quarter of 2022 compared to $127.9 million for the fourth quarter of 2021 and $87.8 million for the first quarter of 2021. Segment operating income was $3.4 million for the first quarter of 2022 compared to operating income of $0.9 million for the fourth quarter of 2021 and an operating loss of $6.8 million for the first quarter of 2021. Fluids Systems operating income for the fourth quarter of 2021 included $0.9 million of charges primarily related to facility exit and severance costs.
Conference Call
Newpark has scheduled a conference call to discuss first quarter of 2022 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, May 4, 2022 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 18, 2022 and may be accessed by dialing 201-612-7415 and using pass code 13728615#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a geographically diversified supplier providing environmentally-sensitive products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2021, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the price and availability of raw materials; business acquisitions and capital investments; our market competition; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity breaches or business system disruptions; our restructuring activities; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Revenues	$176,438	$179,563	$141,172
Cost of revenues	150,988	153,182	119,991
Selling, general and administrative expenses	24,433	26,690	20,911
Other operating (income) loss, net	50	(250)	(274)
Operating income (loss)	967	(59)	544

Foreign currency exchange (gain) loss	64	(314)	(332)
Interest expense, net	1,206	2,057	2,408
Loss on extinguishment of debt	—	—	790
Loss before income taxes	(303)	(1,802)	(2,322)

Provision (benefit) for income taxes	(2,824)	1,879	3,040
Net income (loss)	$2,521	$(3,681)	$(5,362)

Calculation of EPS:
Net income (loss) - basic and diluted	$2,521	$(3,681)	$(5,362)

Weighted average common shares outstanding - basic	92,118	92,043	90,701
Dilutive effect of stock options and restricted stock awards	1,821	—	—
Weighted average common shares outstanding - diluted	93,939	92,043	90,701

Net income (loss) per common share - basic:	$0.03	$(0.04)	$(0.06)
Net income (loss) per common share - diluted:	$0.03	$(0.04)	$(0.06)

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Revenues
Fluids Systems	$141,014	$127,892	$87,849
Industrial Solutions	35,424	51,671	53,323
Total revenues	$176,438	$179,563	$141,172

Operating income (loss)
Fluids Systems (1)	$3,374	$932	$(6,767)
Industrial Solutions (2)	5,472	8,357	13,130
Corporate office	(7,879)	(9,348)	(5,819)
Total operating income (loss)	$967	$(59)	$544

Segment operating margin
Fluids Systems	2.4%	0.7%	(7.7)%
Industrial Solutions	15.4%	16.2%	24.6%
(1)Fluids Systems operating income for the three months ended December 31, 2021 included $0.9 million of charges primarily related to facility exit and severance costs.
(2)Industrial Solutions operating income for the three months ended December 31, 2021 included $0.9 million of incremental pre-tax expenses related to a multi-year sales tax audit and insurance reserves. Industrial Solutions operating results include the Industrial Blending business that we shut down in March 2022. Industrial Blending results are as follows:

	Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Revenues	$—	$533	$4,553
Operating loss	(886)	(1,116)	(50)
Depreciation	270	270	290
EBITDA (non-GAAP)	(616)	(846)	240

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$21,307	$24,088
Receivables, net	187,609	194,296
Inventories	169,968	155,341
Prepaid expenses and other current assets	14,305	14,787
Total current assets	393,189	388,512

Property, plant and equipment, net	257,980	260,256
Operating lease assets	26,305	27,569
Goodwill	47,411	47,283
Other intangible assets, net	23,407	24,959
Deferred tax assets	2,260	2,316
Other assets	1,834	1,991
Total assets	$752,386	$752,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$20,767	$19,210
Accounts payable	95,309	84,585
Accrued liabilities	37,302	46,597
Total current liabilities	153,378	150,392

Long-term debt, less current portion	95,475	95,593
Noncurrent operating lease liabilities	21,431	22,352
Deferred tax liabilities	6,370	11,819
Other noncurrent liabilities	10,589	10,344
Total liabilities	287,243	290,500

Common stock, $0.01 par value (200,000,000 shares authorized and 109,335,733 and 109,330,733 shares issued, respectively)	1,093	1,093
Paid-in capital	636,397	634,929
Accumulated other comprehensive loss	(62,708)	(61,480)
Retained earnings	26,866	24,345
Treasury stock, at cost (16,982,629 and 16,981,147 shares, respectively)	(136,505)	(136,501)
Total stockholders’ equity	465,143	462,386
Total liabilities and stockholders' equity	$752,386	$752,886

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2022	2021
Cash flows from operating activities:
Net income (loss)	$2,521	$(5,362)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	10,452	10,830
Stock-based compensation expense	1,468	1,279
Provision for deferred income taxes	(5,202)	1,569
Credit loss expense	185	50
Gain on sale of assets	(1,606)	(3,283)
Loss on extinguishment of debt	—	790
Amortization of original issue discount and debt issuance costs	178	1,082
Change in assets and liabilities:
Decrease in receivables	5,795	2,414
(Increase) decrease in inventories	(14,812)	6,694
Decrease in other assets	17	1,275
Increase in accounts payable	11,246	11,437
Decrease in accrued liabilities and other	(7,452)	(1,002)
Net cash provided by operating activities	2,790	27,773

Cash flows from investing activities:
Capital expenditures	(7,621)	(8,649)
Proceeds from sale of property, plant and equipment	575	8,027
Net cash used in investing activities	(7,046)	(622)

Cash flows from financing activities:
Borrowings on lines of credit	69,188	51,922
Payments on lines of credit	(65,202)	(56,922)
Purchases of Convertible Notes	—	(18,107)
Proceeds from term loan	—	8,258
Debt issuance costs	—	(196)
Purchases of treasury stock	(4)	(6)
Other financing activities	(2,711)	(1,561)
Net cash provided by (used in) financing activities	1,271	(16,612)

Effect of exchange rate changes on cash	(376)	(882)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(3,361)	9,657
Cash, cash equivalents, and restricted cash at beginning of period	29,489	30,348
Cash, cash equivalents, and restricted cash at end of period	$26,128	$40,005

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
EBITDA and EBITDA Margin
The following tables reconcile the Company’s net income (loss) or segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of EBITDA:

Consolidated	Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net income (loss) (GAAP) (1)	$2,521	$(3,681)	$(5,362)
Interest expense, net	1,206	2,057	2,408
Provision (benefit) for income taxes	(2,824)	1,879	3,040
Depreciation and amortization	10,452	10,216	10,830
EBITDA (non-GAAP) (1)	$11,355	$10,471	$10,916
(1)Net loss and EBITDA for the three months ended December 31, 2021 included the impact of $0.9 million of pre-tax restructuring related charges in the Fluids Systems segment and $0.9 million of incremental pre-tax expenses in the Industrial Solutions segment related to a multi-year sales tax audit and insurance reserves. Net loss and EBITDA for the three months ended March 31, 2021 included a $0.8 million loss associated with the purchase of a portion of our convertible notes on the open market. Net income (loss) and EBITDA include the Industrial Blending business that we shut down in March 2022, as shown above.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Fluids Systems	Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Operating income (loss) (GAAP) (1)	$3,374	$932	$(6,767)
Depreciation and amortization	4,057	4,292	4,627
EBITDA (non-GAAP) (1)	7,431	5,224	(2,140)
Revenues	141,014	127,892	87,849
Operating Margin (GAAP)	2.4%	0.7%	(7.7)%
EBITDA Margin (non-GAAP)	5.3%	4.1%	(2.4)%
(1)Fluids Systems operating income and EBITDA for the three months ended December 31, 2021 included the impact of $0.9 million of pre-tax restructuring related charges.

Industrial Solutions	Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Operating income (GAAP) (1)	$5,472	$8,357	$13,130
Depreciation and amortization	5,712	5,230	5,136
EBITDA (non-GAAP) (1)	11,184	13,587	18,266
Revenues	35,424	51,671	53,323
Operating Margin (GAAP)	15.4%	16.2%	24.6%
EBITDA Margin (non-GAAP)	31.6%	26.3%	34.3%
(1)Industrial Solutions operating income and EBITDA for the three months ended December 31, 2021 included the impact of $0.9 million of incremental pre-tax expenses related to a multi-year sales tax audit and insurance reserves. Industrial Solutions operating results include the Industrial Blending business that we shut down in March 2022, as shown above.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Free Cash Flow
The following table reconciles the Company’s net cash provided by (used in) operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s free cash flow:

Consolidated	Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net cash provided by (used in) operating activities (GAAP)	$2,790	$(16,683)	$27,773
Capital expenditures	(7,621)	(2,690)	(8,649)
Proceeds from sale of property, plant and equipment	575	4,269	8,027
Free Cash Flow (non-GAAP)	$(4,256)	$(15,104)	$27,151

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	March 31, 2022	December 31, 2021
Current debt	$20,767	$19,210
Long-term debt, less current portion	95,475	95,593
Total Debt	116,242	114,803
Total stockholders’ equity	465,143	462,386
Total Capital	$581,385	$577,189

Ratio of Total Debt to Capital	20.0%	19.9%

Total Debt	$116,242	$114,803
Less: cash and cash equivalents	(21,307)	(24,088)
Net Debt	94,935	90,715
Total stockholders’ equity	465,143	462,386
Total Capital, Net of Cash	$560,078	$553,101

Ratio of Net Debt to Capital	17.0%	16.4%
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